Exhibit 99.1

           ALBANY INTERNATIONAL REPORTS FIRST-QUARTER 2006 EARNINGS

     First-Quarter Highlights

      - Net income per share was $0.60, which was equal to the first quarter of 2005.

      - The effective income tax rate for the first quarter of 2006 was 30 percent, compared to 24.4 percent for the first quarter of 2005.

      - Net sales were $251.2 million, an increase of 4.2 percent compared to the same period last year.

      - Net cash provided by operating activities was $26.3 million during the quarter, compared to $27.4 million for the same period last year.

      - The Company repurchased 2,741,280 shares of its Class A Common Stock at a cost of $101.1 million during the quarter.

     ALBANY, N.Y., April 20 /PRNewswire-FirstCall/ -- Albany International Corp. (NYSE: AIN; PCX, FWB) reported first-quarter net income per share of $0.60, which was equal to the same period last year. In the first quarter of 2005, the favorable resolution of certain income tax matters had a $0.04 per share positive effect on earnings. The Company had earlier reported that an anticipated change in inventory practices associated with a major customer was expected to have a negative first-quarter-only impact on sales and operating income of $8 million and $3 million, respectively. As an agreement with this customer has not yet been reached, the expected reductions did not occur.

     Net sales increased $10.2 million, or 4.2 percent compared to the same period last year. Excluding the effect of changes in currency translation rates, net sales increased 6.7 percent. Net sales for the first quarter of 2006 included $1.9 million from Texas Composite Inc., an aerospace composite manufacturing company acquired as of January 1, 2006, and integrated into Albany Engineered Composites, a business of the Applied Technologies segment. Excluding the effect of this acquisition and the effect of changes in currency translation rates, net sales increased 5.9 percent.

     The following table presents net sales by segment and the effect of changes in currency translation rates:


                                                         Decrease in
                                                        first-quarter
                                Net sales               2006 net sales                         Percent
                           Three months ended           due to changes                          Change
                                March 31,                in currency                          Excluding
                     -------------------------------     translation          Percent          Currency
(in thousands)            2006             2005             rates             Change         Rate Effect
------------------   --------------   --------------   ----------------   --------------    --------------
Paper
  Machine
  Clothing           $      186,533   $      182,184   $         (3,243)             2.4%              4.2%
Applied
  Technologies               35,205           29,554               (554)            19.1%             21.0%
Albany
  Door
  Systems                    29,485           29,326             (2,116)             0.5%              7.8%
Total                $      251,223   $      241,064   $         (5,913)             4.2%              6.7%

     Gross profit was 41.4 percent of net sales in the first quarter of 2006, compared to 40.8 percent in the first quarter of 2005 and 37.5 percent in the fourth quarter of 2005. The increase is due principally to higher sales in 2006, which includes the positive effects of price improvement and product upgrades.

     Selling, technical, general, and research expenses increased from 28.4 percent of net sales in the first quarter of 2005 to 29.7 percent in the same period of 2006. The increase is due mainly to the continuing implementation of incentive compensation programs, severance payments, and the expensing of stock options.

     In the first quarter of 2006, the Company adopted the provisions of FAS 123R, "Share-Based Payment," for its stock option plans. The Company has not granted options since 2002, but must record compensation expense for the value of options that vest after 2005. Included in compensation expense for the first quarter of 2006 was $0.4 million related to stock options. No comparable expense was recorded for the same period of 2005. The Company anticipates that the full-year 2006 expense related to stock options will be $1.6 million.

     Operating income was $29.4 million in the first quarter of 2006, compared to $29.8 million in the same period last year.

     Interest expense, net, was $1.9 million for the first quarter of 2006, compared to $3.7 million for the first quarter of 2005. The decrease is due principally to lower average interest rates in 2006.

     The effective income tax rate was 30.0 percent for the first quarter of 2006, compared to 24.4 percent for the same period of 2005, which included the effect of favorable resolution of certain income tax contingencies.

     Over the past six months, the Company has implemented a series of steps that have reduced its cost of capital and increased capital availability on attractive terms:

     1.   In October 2005, the Company issued $150 million principal amount of
          5.34 percent notes with a ten-year average life, directly to Prudential Capital.

     2.   In March 2006, the Company issued $180 million principal amount of
          2.25 percent convertible notes. In connection with the offering, the Company entered into convertible note hedge and warrant transactions with respect to its Class A Common Stock at a cost of $14.7 million. These transactions are intended to reduce the potential dilution upon future conversion of the notes.

     3. During the first quarter, the Company acquired 2,741,280 shares of its Class A Common Stock at a cost of $101.1 million. The Company remains authorized to purchase 758,720 additional shares without further announcement.

     4. On April 14, 2006, the Company entered into a new $460 million five-year Revolving Credit Agreement, which is currently undrawn. The agreement replaced a similar $460 million revolving credit facility. The new agreement with its principal banks provides the Company greater strategic flexibility at a lower cost and extends availability to April 14, 2011.

     Net cash provided by operating activities was $26.3 million in comparison with $27.4 million in the first quarter of 2005. Excluding the effects of the Texas Composite acquisition and changes in currency translation rates, inventories increased $14.7 million during the first quarter of 2006, and accounts receivable increased $1.6 million.

     Capital spending during the quarter was $19.8 million, and the Company remains on track with its previously announced capital spending plans, which call for $90-100 million of spending in 2006. Additionally, $6.7 million of cash was invested in the first payment for shares of Texas Composite Inc. The second and final payment of approximately $8 million for the remaining shares is expected to be made in the fourth quarter. Depreciation was $13.2 million and amortization was $0.8 million for the first quarter of 2006, and are expected to be approximately $53 million and $4 million, respectively, for the full year.

     Comments on Operations

     Paper Machine Clothing

     This segment includes Paper Machine Clothing and Process Belts (PMC) used in the manufacture of paper and paperboard products.

     First-quarter net sales of PMC increased 2.4 percent compared to the same period last year, despite the continuing restructuring by paper producers in both Europe and the Americas. Excluding the effect of changes in currency translation rates, net sales for the quarter increased 4.2 percent.

     The effect of increased material costs related to higher petroleum prices, discussed in the fourth quarter 2005 earnings release, was offset by sales growth in the first quarter.

     During the first quarter, the Company was able to achieve improvements in average prices in major markets, including Europe, as a result of product upgrades and modest price increases. Additional positive effects from the introduction of value pricing in Europe are expected in late 2006 and 2007.

     The Company had earlier reported that it expected a change in inventory practices associated with a major customer to reduce first-quarter-only net sales and operating income by approximately $8 million and $3 million, respectively. As an agreement with this customer has not yet been reached, the expected reductions were not realized. The Company still anticipates that the agreement will eventually be reached, but the timing and precise impact on sales and operating income is uncertain.

     Applied Technologies

     This segment includes the businesses that apply our core competencies in advanced textiles and materials to other industries including specialty materials and composite structures for aircraft and other applications (Albany Engineered Composites); fabrics, wires, and belting products for the nonwovens and pulp industries (Albany Engineered Fabrics); specialty filtration products for wet and dry applications (Albany Filtration Technologies); industrial belts for Tannery, Textile and Corrugator applications (Albany Industrial Process Belts);and insulation for personal outerwear and home furnishings (PrimaLoft(R)).

     Led by Albany Engineered Composites, PrimaLoft, and Engineered Fabrics, first-quarter Applied Technologies net sales increased 19.1 percent compared to the same period last year and 21.0 percent excluding the effect of changes in currency translation rates. Excluding the Texas Composite acquisition and the effect of changes in currency translation rates, the segment net sales increase was 14.7 percent.

     The integration of Texas Composite into the newly established Albany Engineered Composites is moving forward on plan. Customer reaction to the integration supports management's conviction that this business represents a substantial growth opportunity.

     Albany Door Systems

     This segment includes sales and service of High Performance Doors and after-market sales to a variety of industrial customers.

     First-quarter Door Systems net sales increased 0.5 percent compared to the first quarter of 2005, and increased 7.8 percent excluding the effect of changes in currency translation rates.

     Strong global after-market sales and service results, combined with improved demand for high-performance doors in Europe, fueled the first-quarter results. Notably, the Company's sales in the important German door market improved.

     Looking Ahead

     President and CEO Joe Morone commented, "The important story in this quarter is the continuing strength of the top line in each of our three business segments. The increases in sales were driven by improvements in price and product mix, which in turn drove the improvement in gross margin.

     "These results further validate our strategy to grow Albany into a family of advanced textiles and materials businesses. In Applied Technologies, each of our emerging businesses, and most notably Albany Engineered Composites, took important steps forward in their new product and business development efforts; and with each step forward in each of these businesses, we uncover additional opportunities to accelerate growth.

     "In PMC, we continue to focus on improving our performance on every dimension of customer value. Despite continuing restructuring and consolidation in the paper industry, we remain convinced that there are opportunities for growth, if-and only if-we can continue to deliver ever greater value to our customers. During the first quarter, we enjoyed modest advances in our internal efforts to improve performance on the factors that drive customer value and believe that the potential for more significant gains remains.

     "We expect that the impact of higher petroleum prices will continue to be felt in each of our businesses in future quarters. For example, based on the current contractual agreements with our raw material suppliers, we anticipate additional increases of approximately $1 million per quarter, beginning in the third quarter of 2006.

     "Finally, the buyback of more than 2.7 million shares of stock in the first quarter underscores that, as we grow our emerging businesses and reinvest in our core, and as we focus the entire Company on increasing the value we deliver to our customers, our management team and board of directors are determined to do so with the interests of the shareholders foremost in our minds."

     The Company plans a live webcast to discuss first-quarter 2006 financial results on Friday, April 21, 2006, at 9:00 a.m. Eastern Time. For access, go to http://www.albint.com .

     Albany International is the world's largest producer of custom-designed paper machine fabrics and process belts that are essential to the manufacture of paper and paperboard. In its family of businesses, Albany applies its core competencies in advanced textiles and materials to other industries. Founded in 1895, the Company is headquartered in Albany, New York, and employs approximately 5,900 people worldwide. The Company's plants are strategically located to serve its global customers. Additional information about the Company and its businesses and products is available at http://www.albint.com .

     This release contains certain items that may be considered to be non-GAAP financial measures. Such items are provided because management believes that, when presented together with the GAAP items to which they relate, they can provide additional useful information to investors regarding the registrant's financial condition, results of operations, and cash flows. The effect of changes in currency translation rates is calculated by converting amounts reported in local currencies into U.S. dollars at the exchange rate of a prior period. That amount is then compared to the U.S. dollar amount reported in the current period.

     The release contains "forward-looking statements" within the meaning of the Securities Act and the Securities Exchange Act. Forward-looking statements in this release, or in the related webcast, include statements about future economic conditions, material and petroleum-related costs, growth, sales and earnings, markets, acquisitions, paper industry outlook, capital expenditures, tax rates, the timing or effect of customer contract changes, the timing or effect of operational efficiencies, and depreciation and amortization. Such statements are based on current expectations and are subject to various risks and uncertainties, including, but not limited to, economic conditions affecting the paper industry and other risks and uncertainties set forth in the Company's 2005 Annual Report to Shareholders, especially under the headings "Risk Factors," "Industry Trends," "Challenges, Risks and Opportunities," and "Forward-Looking Statements and non-GAAP measures," as well as in subsequent filings with the U.S. Securities and Exchange Commission. A change in any one or more of the foregoing factors could have a material effect on the Company's financial results in any period. We do not undertake to update any forward-looking statements.

                       ALBANY INTERNATIONAL CORP.
         CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS
                  (in thousands except per share data)
                               (unaudited)

                                                         Three Months Ended
                                                              March 31,
                                                     ---------------------------
                                                         2006           2005
                                                     ---------------------------
Net sales                                            $    251,223   $    241,064
Cost of goods sold                                        147,247        142,729

Gross profit                                              103,976         98,335
  Selling, technical, general and research
   expenses                                                74,562         68,541

Operating income                                           29,414         29,794
  Interest expense, net                                     1,879          3,689
  Other expense, net                                          909          1,318

Income before income taxes                                 26,626         24,787
  Income tax expense                                        7,988          6,048

Income before associated companies                         18,638         18,739
  Equity in earnings of associated
   companies                                                  177            170

Net income                                                 18,815         18,909

Retained earnings, beginning of period                    495,018        434,057
Dividends declared                                         (2,677)        (2,534)

Retained earnings, end of period                     $    511,156   $    450,432

Earnings per share:
  Basic                                              $       0.60   $       0.60
  Diluted                                            $       0.59   $       0.59

Shares used in computing earnings per share:
  Basic                                                    31,419         31,534
  Diluted                                                  31,953         32,231

Dividends per share                                  $       0.09   $       0.08

                           ALBANY INTERNATIONAL CORP.
                           CONSOLIDATED BALANCE SHEETS
                        (in thousands, except share data)

                                                  (unaudited)
                                                   March 31,      December 31,
                                                     2006             2005
                                                --------------   --------------
ASSETS
  Cash and cash equivalents                     $      129,764   $       72,771
  Accounts receivable, net                             136,474          132,247
  Note receivable                                       18,163           17,827
  Inventories                                          211,021          194,398
  Deferred taxes                                        22,164           22,012
  Prepaid expenses                                       9,805            7,892
      Total current assets                             527,391          447,147

  Property, plant and equipment, net                   352,287          335,446
  Investments in associated companies                    6,682            6,403
  Intangibles                                           11,854           12,076
  Goodwill                                             159,342          153,001
  Deferred taxes                                        94,595           75,875
  Cash surrender value of life insurance
   policies                                             38,632           37,778
  Other assets                                          24,074           19,321
      Total assets                              $    1,214,857   $    1,087,047

LIABILITIES AND SHAREHOLDERS' EQUITY
  Notes and loans payable                       $        6,875   $        6,151
  Accounts payable                                      42,663           36,775
  Accrued liabilities                                  122,880          116,395
  Current maturities of long-term debt                   1,013            1,009
  Income taxes payable and deferred                     32,985           14,793
      Total current liabilities                        206,416          175,123

  Long-term debt                                       341,865          162,597
  Other noncurrent liabilities                         149,770          144,905
  Deferred taxes and other credits                      30,239           29,504
      Total liabilities                                728,290          512,129

Commitments and Contingencies                                -                -

SHAREHOLDERS' EQUITY
  Preferred stock, par value $5.00 per share;
   authorized 2,000,000 shares; none issued                  -                -
  Class A Common Stock, par value
   $.001 per share; authorized 100,000,000
   shares; issued 34,307,097 in 2006 and
   34,176,010 in 2005                                       34               34
  Class B Common Stock, par value $.001
   per share; authorized 25,000,000 shares;
   issued and outstanding 3,236,098 in
   2006 and 3,236,476 in 2005                                3                3
  Additional paid in capital                           309,270          319,372
  Retained earnings                                    511,156          495,018
  Accumulated items of other comprehensive
   income:
    Translation adjustments                            (64,488)         (71,205)
    Pension liability adjustment                       (40,340)         (40,340)
                                                       715,635          702,882
  Less treasury stock (Class A), at cost
   (7,791,439 shares in 2006 and 5,050,159
   shares in 2005)                                     229,068          127,964
      Total shareholders' equity                       486,567          574,918
      Total liabilities and shareholders'
       equity                                   $    1,214,857   $    1,087,047

                            ALBANY INTERNATIONAL CORP.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (in thousands)
                                   (unaudited)

                                                      Three Months Ended
                                                           March 31,
                                                -------------------------------
                                                     2006            2005
                                                --------------  ---------------
OPERATING ACTIVITIES
Net income                                      $       18,815  $        18,909
Adjustments to reconcile net income to net
 cash provided by operating activities:
  Equity in earnings of associated companies              (177)            (170)
  Depreciation                                          13,174           13,376
  Amortization                                             778              725
  Provision for deferred income taxes, other
   credits and long-term liabilities                       893            5,200
  Provision for write-off of equipment                      95              807
  Increase in cash surrender value of
   life insurance                                         (854)            (798)
  Unrealized currency transaction gains
   and losses                                            1,721             (569)
  Shares contributed to ESOP                             3,145            2,368
  Tax benefit of options exercised                           -            1,261
Changes in operating assets and liabilities:
  Accounts receivable                                   (3,312)           4,409
  Note receivable                                         (336)            (384)
  Inventories                                          (14,711)          (8,451)
  Prepaid expenses                                      (1,786)            (339)
  Accounts payable                                       4,895              464
  Accrued liabilities                                    5,331           (2,100)
  Income taxes payable                                    (516)          (4,841)
  Other, net                                              (849)          (2,454)
  Net cash provided by operating activities             26,306           27,413

INVESTING ACTIVITIES
  Purchases of property, plant and equipment           (19,764)          (9,508)
  Purchased software                                       (85)            (411)
  Acquisitions, net of cash acquired                    (6,232)               -
  Net cash used in investing activities                (26,081)          (9,919)

FINANCING ACTIVITIES
  Proceeds from borrowings                             186,875            8,040
  Principal payments on debt                            (9,105)         (15,493)
  Purchase of treasury shares                         (101,104)               -
  Purchase of call options on common stock             (47,688)               -
  Sale of common stock warrants                         32,961                -
  Proceeds from options exercised                          869            3,814
  Debt issuance costs                                   (4,704)               -
  Dividends paid                                        (2,910)          (2,509)
  Stock option expense                                     386                -
  Tax benefit of options exercised                         226                -
  Net cash used in financing activities                 55,806           (6,148)

Effect of exchange rate changes on cash flows              962           (4,445)

Increase in cash and cash equivalents                   56,993            6,901
Cash and cash equivalents at beginning of
 year                                                   72,771           58,982
Cash and cash equivalents at end of period      $      129,764  $        65,883

SOURCE  Albany International Corp.
     -0-                             04/20/2006
     /CONTACT: Kenneth C. Pulver, Vice President-Global Marketing & Communications of Albany International, +1-518-445-2214/
     /Web site:  http://www.albint.com /